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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 by and among:
                             THE TITAN CORPORATION,
                            a Delaware corporation;

                          EAGLE ACQUISITION SUB, INC.,
                           a Florida corporation; and

                               DBA SYSTEMS, INC.,
                             a Florida corporation

                            ------------------------

                          Dated as of January 5, 1998

                            ------------------------

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
SECTION 1  DESCRIPTION OF TRANSACTION......................................................          1
      1.1  Merger of Merger Sub into the Company...........................................          1
      1.2  Effect of the Merger............................................................          1
      1.3  Closing; Effective Date.........................................................          1
      1.4  Articles of Incorporation and Bylaws; Directors and Officers....................          1
      1.5  Conversion of Shares............................................................          2
      1.6  Closing of the Company's Transfer Books.........................................          3
      1.7  Exchange of Company Stock Certificates..........................................          3
      1.8  Fractional Shares...............................................................          4
      1.9  No Liability....................................................................          4
     1.10  Tax Consequences................................................................          4
     1.11  Accounting Consequences.........................................................          4
     1.12  Further Action..................................................................          4

SECTION 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................          5
      2.1  Due Organization; Subsidiaries; Etc.............................................          5
      2.2  Articles of Incorporation and Bylaws; Records...................................          5
      2.3  Capitalization..................................................................          5
      2.4  SEC Filings; Financial Statements...............................................          7
      2.5  Absence of Certain Changes or Events............................................          8
      2.6  Tax Matters.....................................................................          8
      2.7  Contracts.......................................................................          8
      2.8  Compliance with Legal Requirements..............................................         12
      2.9  Governmental Authorizations.....................................................         12
     2.10  Employee and Labor Matters; Benefit Plans.......................................         12
     2.11  Real Property...................................................................         14
     2.12  Environmental Matters...........................................................         15
     2.13  Transactions with Affiliates....................................................         16
     2.14  Legal Proceedings; Orders.......................................................         16
     2.15  Authority; Binding Nature of Agreement..........................................         16
     2.16  Non-Contravention; Consents.....................................................         17
     2.17  Disclosure......................................................................         17
     2.18  Financial Advisor...............................................................         18
     2.19  Required Vote...................................................................         18
     2.20  Company Action..................................................................         18
     2.21  Fairness Opinion................................................................         18
     2.22  No Dissenters' Rights...........................................................         18
     2.23  Accounting Matters..............................................................         18

SECTION 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................           18
      3.1  Due Organization, Etc...........................................................         18
      3.2  Capitalization, Etc.............................................................         18
      3.3  SEC Filings; Financial Statements...............................................         19
      3.4  Absence of Certain Changes or Events............................................         20
      3.5  Legal Proceedings; Orders.......................................................         20
      3.6  Disclosure......................................................................         20
      3.7  Authority; Binding Nature of Agreement..........................................         20
      3.8  Non-Contravention; Consents.....................................................         21
      3.9  Financial Advisor...............................................................         21
      3.10 Required Vote...................................................................         21
      3.11 Parent and Merger Sub Action....................................................         21
      3.12 Accounting Matters..............................................................         21
      3.13 Government Contracts; Government Bids...........................................         21
      3.14 Compliance with Legal Requirements..............................................         22
      3.15 Governmental Authorizations.....................................................         22

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
SECTION 4  CERTAIN COVENANTS OF THE COMPANY................................................         22
      4.1  Access and Investigation........................................................         22
      4.2  Operation of the Company's Business.............................................         23
      4.3  Notification; Updates to Company Disclosure Schedule............................         25
      4.4  No Solicitation.................................................................         25
      4.5  Company Shareholders' Meeting...................................................         26
      4.6  Tax Representation Letter.......................................................         27
      4.7  Continuity of Interest Certificates.............................................         27
      4.8  Resignation of Officers and Directors...........................................         27
      4.9  Comfort Letter..................................................................         27
      4.10 FIRPTA Matters..................................................................         27
      4.11 Affiliate Agreements............................................................         27
      4.12 Pooling of Interests............................................................         27
      4.13 Confidentiality.................................................................         28

SECTION 5  CERTAIN COVENANTS OF PARENT.....................................................         28
      5.1  Access and Investigation........................................................         28
      5.2  Notification; Updates to Parent Disclosure Schedule.............................         28
      5.3  Parent Stockholders' Meeting....................................................         28
      5.4  Tax Representation Letters......................................................         29
      5.5  Pooling of Interests............................................................         29
      5.6  Confidentiality.................................................................         29
      5.7  "Tail" Insurance................................................................         29

SECTION 6  ADDITIONAL COVENANTS OF THE PARTIES.............................................         30
      6.1  Filings and Consents............................................................         30
      6.2  Public Announcements............................................................         30
      6.3  Best Efforts....................................................................         30
      6.4  Registration Statement; Joint Proxy Statement...................................         30
      6.5  Regulatory Approvals............................................................         31
      6.6  Parent Plans and Benefit Arrangements...........................................         31

SECTION 7  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB....................
                                                                                                    32
      7.1  Accuracy of Representations.....................................................         32
      7.2  Performance of Covenants........................................................         32
      7.3  No Material Adverse Effect......................................................         32
      7.4  Compliance Certificate..........................................................         32
      7.5  Stockholder Approval............................................................         32
      7.6  Consents........................................................................         32
      7.7  Legal Opinion...................................................................         32
      7.8  Tax Opinion.....................................................................         32
      7.9  No Restraints...................................................................         32
      7.10 Executive Officer and Director Resignations.....................................         33
      7.11 Effectiveness of Registration Statement.........................................         33
      7.12 Continuity of Interest Certificates.............................................         33
      7.13 Comfort Letter..................................................................         33
      7.14 No Governmental Litigation......................................................         33
      7.15 No Other Litigation.............................................................         33
      7.16 HSR Act.........................................................................         33
      7.17 Listing.........................................................................         33
      7.18 FIRPTA Compliance...............................................................         33
      7.19 NMS Listing.....................................................................         33
      7.20 Employees.......................................................................         33
      7.21 Affiliate Agreements............................................................         34
      7.22 Pooling Letters.................................................................         34

SECTION 8  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..............................         34
      8.1  Accuracy of Representations.....................................................         34
      8.2  Performance of Covenants........................................................         34
      8.3  No Material Adverse Effect......................................................         34
      8.4  Compliance Certificate..........................................................         34
      8.5  Stockholder Approval............................................................         34
      8.6  Legal Opinion...................................................................         34
      8.7  Tax Opinion.....................................................................         34
      8.8  No Restraints...................................................................         35
      8.9  Effectiveness of Registration Statement.........................................         35
      8.10 No Governmental Litigation......................................................         35
      8.11 No Other Litigation.............................................................         35
      8.12 HSR Act.........................................................................         35
      8.13 Listing.........................................................................         35

SECTION 9  TERMINATION.....................................................................         35
      9.1  Termination.....................................................................         35
      9.2  Effect of Termination...........................................................         37
      9.3  Fees and Expenses...............................................................         37

SECTION 10  MISCELLANEOUS PROVISIONS.......................................................         37
     10.1  Further Assurances..............................................................         37
     10.2  Attorneys' Fees.................................................................         37
     10.3  Notices.........................................................................         37
     10.4  Time of the Essence.............................................................         38
     10.5  Governing Law; Venue............................................................         38
     10.6  Successors and Assigns..........................................................         38
     10.7  Remedies Cumulative; Specific Performance.......................................         39
     10.8  Waiver..........................................................................         39
     10.9  Amendments......................................................................         39
     10.10 Severability....................................................................         39
     10.11 Disclosure Schedules............................................................         39
     10.12 No Survival of Representations and Warranties...................................         40
     10.13 Entire Agreement................................................................         40
     10.14 Construction....................................................................         40
     10.15 Headings........................................................................         40
     10.16 Counterparts....................................................................         40

                                   SCHEDULES

                                    EXHIBITS

Exhibit A     --      Certain Definitions

Exhibit B     --      Directors and Officers of Surviving Corporation

Exhibit C     --      Form of Continuity-of-Interest Certificate

Exhibit D     --      Persons Executing Continuity of Interest Certificate

Exhibit E     --      Resigning Officers and Directors of the Company

Exhibit F     --      Affiliate Agreement

Exhibit G     --      Form of Legal Opinion of Arent Fox

Exhibit H     --      Form of Legal Opinion of Cooley Godward LLP

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of January 5, 1998, by and among THE TITAN CORPORATION, a Delaware Corporation ("Parent"); EAGLE ACQUISITION SUB, INC. ("Merger Sub"), a Florida corporation and a wholly-owned subsidiary of Parent; and DBA SYSTEMS, INC., a Florida corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Florida Business Corporation Act (the "FBCA"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    C. For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

    D. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

    E. Concurrent with the execution of this Agreement, all executive officers and directors of Parent and the Company have executed and delivered to Parent and/or the Company, as the case may be, Voting Agreements and irrevocable proxies with respect to the voting of their respective shares of capital stock of Parent and the Company, as the case may be, in favor of approval of the Merger and this Agreement.

                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA.

    1.3 CLOSING; EFFECTIVE DATE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121 at a time and on a date to be designated by the parties, but in any event shall be no later than the second business day after the date that all of the conditions set forth in Sections 7 and 8 have been satisfied or waived (the "Closing Date"). Contemporaneously with the Closing, properly executed articles of merger conforming to the requirements of the FBCA (the "Articles of Merger") shall be filed with the Department of State of the State of Florida. The Merger shall take effect at the time the Articles of Merger are filed with and accepted by the Department of State of the State of Florida, or at such time as the Articles of Merger shall specify (the "Effective Time").

    1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise agreed to in writing by the Company and Parent prior to the Effective
Time:

    (a) the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation as of the Effective Time;

    (b) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation as of the Effective Time; and

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    (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit B.

    1.5  CONVERSION OF SHARES.

    (a) Subject to Section 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company:

        (i) subject to Section 1.5(b) (and unless adjusted as provided in Section 9.1(h)) and except for shares described in subparagraph (iii) or
    (iv) below, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.366667 shares of Parent Common Stock;

        (ii) each share of Common Stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation;

        (iii) any shares of Company Common Stock then held by the Company or any other Acquired Corporation (as defined in Section 2.1(a)), or held in the Company's treasury, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

        (iv) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) The term "Exchange Ratio" shall mean the number of shares of Parent Common Stock into which each share of Company Common Stock is to be converted in the Merger pursuant to Section 1.5(a)(i), as such fraction may be adjusted in accordance with this Section 1.5(b). If, between the date of this Agreement and the Effective Time, the shares of Company Common Stock or Parent Common Stock then outstanding are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, reorganization, stock split, reverse stock split or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

    (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (unless such condition terminates by virtue of the Merger pursuant to the express terms of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    (d) At the Effective Time, all rights with respect to Company Common Stock under Company Options that are then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option in accordance with the terms (as in effect as of the date hereof) of the stock option plan or other agreement, as the case may be, under which it was issued and the stock option agreement, as the case may be, by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the relevant fraction of the applicable exercise price, being payable upon exercise for any fraction of a share), (iii) the per share exercise price under each such Company Option

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shall be adjusted by dividing the per share exercise price under each such
Company Option by the Exchange Ratio and rounding up to the nearest cent and
(iv) any restriction on the exercise of any Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, subdivision, reclassification, reorganization, stock split, combination or similar transaction subsequent to the Effective Time. The Company shall take all actions that may be necessary (under the benefits plan or other agreements pursuant to which Company Options are outstanding) to effectuate the provisions of this Section 1.5(d) and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided herein.

    1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, (a) all certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF COMPANY STOCK CERTIFICATES.

    (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1.7, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.7(b). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.8, upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(i), plus cash in lieu of any fractional shares as provided in Section 1.8, and (2) the Company Stock Certificate so surrendered shall be marked "canceled." Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent

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may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

    (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

    (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock and/or any holders of Company Options such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    1.8 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing sales price of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") as of the date hereof (and if such day is not a trading day, then the last trading day immediately preceding the date hereof).

    1.9 NO LIABILITY. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11 ACCOUNTING CONSEQUENCES. For accounting purposes, the Merger is intended to be treated as a "pooling of interests." Neither the Company nor Parent shall take any action prior to the Effective Time that could reasonably be expected to prevent the Merger from being accounted for as a "pooling of interests."

    1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Documents or in the disclosure schedule prepared by the Company in accordance with the requirements of Section 10.11 and delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

    2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

    (a) The Company and each of its direct and indirect majority-owned subsidiaries (the Company and each of its subsidiaries is individually referred to herein as an "Acquired Corporation" and collectively as the "Acquired Corporations") are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, each with full corporate power and authority to (i) conduct its business in the manner in which such business is now being conducted, (ii) own and use its assets in the manner in which such assets are now being owned and used and (iii) perform its obligations under all Material Acquired Corporation Contracts by which it or its assets are bound. Part 2.1 of the Company Disclosure Schedule sets forth each majority-owned subsidiary of the Company. Except as set forth on
Part 2.1 of the Company Disclosure Schedule, none of the Acquired Corporations owns or holds, directly or indirectly, any debt or equity securities of, or has any other interest in, any Entity, and none of the Acquired Corporations has entered into any agreement to acquire any such interest. For purposes of this Agreement, a company's "subsidiaries" shall mean and include all Entities in which such company, directly or indirectly, owns a majority interest or has the power to vote a majority of the interests. Other than changes in the conduct of the Company's business proposed to be made by the Company in connection with the Merger, none of the Acquired Corporations has any plans to change, in any material respect, its business.

    (b) The Acquired Corporations are qualified to do business as foreign corporations, and are in good standing, under the laws of the jurisdictions set forth in Part 2.1(b) of the Company Disclosure Schedule, which are all the jurisdictions where the nature of each Acquired Corporation's business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on such Acquired Corporation.

    2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company and each of the other Acquired Corporations has delivered (as reasonably requested by Parent) or made available to Parent accurate and complete copies of: (1) the Company's and such Acquired Corporation's articles of incorporation and bylaws as currently in effect, including all amendments thereto; (2) the stock records of the Company and such Acquired Corporation; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and of such Acquired Corporation, the Board of Directors of the Company and such Acquired Corporation and all committees of the Board of Directors of the Company and such Acquired Corporation. No Acquired Corporation is in violation of any of the provisions of its articles of incorporation or bylaws. The books of account, stock records, minute books and other records of each Acquired Corporation are accurate and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, $.10 par value, of which 4,426,562 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are 1,148,488 shares of Company Common Stock held in treasury by the Company and no shares held by any subsidiary of the Company. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of

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participation or any similar right; (ii) none of the outstanding shares of
Company Common Stock is subject to any right of first refusal in favor of the Company or, to the Company's knowledge (defined in Exhibit A), any other Person; and (iii) there is no Acquired Corporation Contract, or to the Company's knowledge, any other contract or agreement, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to an Acquired Corporation Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Acquired Corporation Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Acquired Corporation Contract. The Company is under no obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, Company Options or other securities of the Company.

    (b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, neither the Company nor any other Acquired Corporation has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company or any other Acquired Corporation. All securities so reacquired by the Company and any other Acquired Corporation were reacquired in compliance with the applicable provisions of the laws of the jurisdiction in which the Company or the Acquired Corporation, as the case may be, is incorporated and all other applicable Legal Requirements, except where failure to comply has not had and will not have a Material Adverse Effect on the Company.

    (c) As of the date of this Agreement, there were outstanding options to purchase (i) 336,034 shares of Company Common Stock issuable under the Company's 1992 Employee Incentive Stock Option Plan (the "1992 Plan"), (ii) 20,000 shares of Company Common Stock issuable under the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"), and (iii) 25,000 shares of Company Common Stock issuable outside of the 1992 Plan and the Directors' Plan (stock options granted by the Company pursuant to the 1992 Plan, the Directors' Plan and outside both such plans are collectively referred to in this Agreement as the "Company Options"). Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan, if any, pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule(s), and the extent to which such Company Option is vested as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has outstanding stock options, and the forms of all stock option agreements evidencing such options.

    (d) Except as set forth in Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Acquired Corporation Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

    (e) All outstanding shares of Company Common Stock, all outstanding Company Options and all other securities of the Company and all outstanding shares of capital stock and all other securities of each other Acquired Corporation have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Acquired Corporation Contracts.

    (f) All of the outstanding shares of capital stock of each of the subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrance.

    2.4  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has delivered to Parent a complete and accurate copy (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") on or after June 30, 1995 (the "Company SEC Documents"), which are all the forms, reports and documents required to be filed by the Company with the SEC since June 30, 1995. The Company SEC Documents (i) complied with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents and the set of the Company's unaudited interim financial statements as of and for the three month period ended September 30, 1997 including the Company's unaudited consolidated balance sheet as of September 30, 1997 (the "September Balance Sheet") that are set forth in Part 2.4(a) of the Company Disclosure Schedule (collectively, the "Past Financial Statements") (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments which are not expected to be material in amount), (iii) fairly presents the consolidated financial position of the Acquired Corporations as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, and, (iv) with respect to the unaudited financial statements to be delivered to Parent pursuant to Sections 4.1(b)(i) and 4.1(c) will be prepared in accordance with GAAP applied on a basis consistent with the basis on which the Past Financial Statements were prepared and will fairly present the consolidated financial position of the Company and the other Acquired Corporations as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the other Acquired Corporations for the periods indicated, except that such financial statements will be subject to normal year-end audit adjustments and will not contain footnotes. The Company has provided to Parent true and complete copies of all management letters received from the Company's accountants since 1990.

    (c) The Company has previously furnished to Parent a complete and accurate copy of (i) any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, and
(ii) all agreements, documents or instruments that are required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act that have not yet been filed.

    (d) The Company and each of the other Acquired Corporations have no Liabilities, except for (i) any Liability which is accrued or fully reserved against in the September Balance Sheet or disclosed in the notes included in the Past Financial Statements, (ii) any Liabilities incurred after September 30, 1997 in the ordinary course of business in an aggregate amount of less than $100,000 or (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

    2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company or (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by
Section 4.2 if it were to occur or be effected between the date of this Agreement and the Effective Time.

    2.6  TAX MATTERS.

    (a) The Company (or, if applicable, one of the other Acquired Corporations) has filed, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, all Tax Returns required to be filed under federal, state, local or any foreign laws by the Company and the other Acquired Corporations, except where the failure to do so has not had and will not have a Material Adverse Effect on the Company. The Company has provided to Parent copies of all correspondence with the Internal Revenue Service relating to the Company and the other Acquired Corporations since 1990.

    (b) The Company (or, if applicable, one of the other Acquired Corporations) has, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, paid all Taxes that are due and payable, except Taxes that, individually and in the aggregate, are not material.

    (c) None of the Acquired Corporations has filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

    (d) To the Company's knowledge, the consummation of the Merger and the transaction contemplated thereby will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, and there is no agreement, plan or arrangement covering any employee or independent contractor of the Company that would give rise to any payment that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

    (e) No outstanding debt obligation of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

    2.7  CONTRACTS.

    (a) Except as set forth in the Company SEC Documents or on Part 2.7(a) of the Company Disclosure Schedule, there is no Acquired Corporation Contract that constitutes a "Material Acquired Corporation Contract." For purposes of this Agreement, a "Material Acquired Corporation Contract" shall be deemed to be any
Contract:

        (i) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor which involves a potential commitment of any Acquired Corporation in excess of $60,000 per year;

        (ii) relating to the acquisition, transfer, use, development, sharing or license of any technology or any Acquired Corporation Proprietary Asset (except for any Acquired Corporation Proprietary Asset that is licensed to an Acquired Corporation under any third party software license agreement generally available to the public);

       (iii) imposing any restriction on any Acquired Corporation's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

        (iv) creating or involving any agency relationship, distribution arrangement or franchise relationship involving payments or obligations in excess of $100,000 per year;

        (v) relating to the acquisition, issuance or transfer of any securities;

        (vi) creating or relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any asset owned or used by any Acquired Corporation having a value in excess of $100,000;

       (vii) involving or incorporating any liability, obligation, guaranty, pledge, performance or completion bond, indemnity (other than customary intellectual property indemnitees for hardware and software sold by any Acquired Corporation), right of contribution or surety arrangement, any of which obligations involve or may reasonably be expected to involve an Acquired Corporation obligation in excess of $100,000 per year;

      (viii) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

        (ix) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Acquired Corporation's Affiliate;

        (x) entered into outside the ordinary course of business;

        (xi) that may not be terminated by the applicable Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by the applicable Acquired Corporation;

       (xii) contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate; or

      (xiii) any Government Contract (i) creating or relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any asset owned or used by any Acquired Corporation having a value in excess of $25,000; (ii) involving or incorporating any liability, obligation, guaranty, pledge, performance or completion bond, indemnity (other than customary intellectual property indemnitees for hardware and software sold by any Acquired Corporation), right of contribution or surety arrangement, any of which obligations involve or may reasonably be expected to involve an Acquired Corporation obligation in excess of $25,000 per year; or (iii) contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

    (b) The Company has delivered to Parent accurate and complete copies of all Material Acquired Corporation Contracts identified in Part 2.7(a) of the Company Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.7(a) of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    (c) The Company and each of the other Acquired Corporations:

        (i) have not violated or breached, or committed any material default under, any Material Acquired Corporation Contract in any material respect;

        (ii) have not had any event occur, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Acquired Corporation Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Acquired Corporation Contract, or (D) give any Person the right to cancel, terminate or modify any Material Acquired Corporation Contract;

       (iii) have not, since June 30, 1995, received any notice or other communication regarding (i) any actual or possible violation or breach of, or default under, any Material Acquired Corporation Contract, or (ii) any actual or possible termination of any Material Acquired Corporation Contract; and

        (iv) have not waived any of its material rights under any Material Acquired Corporation Contract.

    (d) Except as set forth in Part 2.7(d) of the Company Disclosure Schedule:

        (i) the Acquired Corporations have not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

        (ii) the Acquired Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

       (iii) the Acquired Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

        (iv) all facts set forth in or acknowledged by any Acquired Corporation in any certification, representation or disclosure statement submitted by any Acquired Corporation with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission;

        (v) none of the Acquired Corporations nor any of their respective employees have been debarred or suspended from doing business with any Governmental Body, and, to the best knowledge of the Company, no circumstances exist that would warrant the institution of debarrment or suspension proceedings against any Acquired Corporation or any employee of any Acquired Corporation;

        (vi) no negative determinations of responsibility, as contemplated in
    Part 9 of the FAR (Contractor Qualifications), have been issued against any Acquired Corporation in connection with any Government Contract or Government Bid;

       (vii) no direct or indirect costs incurred by any Acquired Corporation have been disallowed as a result of a finding or determination of any kind by any Governmental Body;

      (viii) no Governmental Body, and no prime contractor or high-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;

        (ix) there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving any Acquired Corporation or any of their employees, (B) the disallowance of any costs submitted for payment by any Acquired Corporation,
    (C) the recoupment of any payments previously made to any Acquired Corporation, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any Acquired Corporation, or (E) the assessment of any penalties or damages of any kind against any Acquired Corporation;

        (x) there is not any (A) outstanding claim against any Acquired Corporation by, or dispute involving any Acquired Corporation with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any Acquired Corporation upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Government Body against any Acquired Corporation;

        (xi) no Acquired Corporation is undergoing and has not undergone any audit, and the Company has no knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business); (xii) no Acquired Corporation is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

      (xiii) no payment has been made by any Acquired Corporation or by a Person acting on any Acquired Corporation's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of any Acquired Corporation) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

       (xiv) each Acquired Corporation's cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental body not to be in compliance with any Legal Requirement;

       (xv) each Acquired Corporation has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Acquired Corporation Proprietary Assets;

       (xvi) in each case in which an Acquired Corporation has delivered or otherwise provided any technical data, computer software or Acquired Corporation Proprietary Asset to any Governmental Body in connection with any Government Contract, such Acquired Corporation has marked such technical data, computer software or Acquired Corporation Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Acquired Corporation Proprietary Asset, except where failure to do so has not had and will not have a Material Adverse Effect on any Acquired Corporation;

      (xvii) no Acquired Corporation has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

      (xviii) each Acquired Corporation has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for 1993, 1994, 1995 1996 and 1997, and those years are closed;

       (xix) the responsible government representatives have agreed with the Company on the "forward pricing rates" that each Acquired Corporation is charging on cost-type Government Contracts and including in Government Bids; and

       (xx) each Acquired Corporation is not and will not be required to make any filings with or give notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.8 COMPLIANCE WITH LEGAL REQUIREMENTS. The Acquired Corporations are, and have at all times since June 30, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on any Acquired Corporation. Since June 30, 1995, the Acquired Corporations have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.9 GOVERNMENTAL AUTHORIZATIONS. Each Acquired Corporation has all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which its business is currently being conducted, except where any failure to have such Governmental Authorizations has not had and will not have a Material Adverse Effect on the Company. Each Acquired Corporation is, and at all times since June 30, 1995 has been, in compliance with the material terms and requirements of such Governmental Authorizations. Since June 30, 1995, the Acquired Corporations have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.10  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

    (a) Part 2.10(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, flexible benefit, dependent care, educational assistance, pre-tax premium, pension or retirement plan, program or agreement (collectively, the "Company Employee Plans") sponsored, maintained, contributed to or required to be contributed to by the Company or any of the Acquired Corporations for the benefit of any current or former employee of the Company or any of the Acquired Corporations ("Employees").

    (b) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, neither the Company nor any of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees (a "Pension Plan").

    (c) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, neither the Company nor any of the Acquired Corporations maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of any Employees (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

    (d) With respect to each Company Employee Plan, the Company has made available to Parent: (i) an accurate and complete copy of such Company Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Company Employee Plan for the last plan two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Company Employee Plan; (iv) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Company Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Company Employee Plan (if such Company Employee Plan is intended to be qualified under Section 401(a) of the
Code).

    (e) John Slack has not notified the Company, directly or indirectly, of his intention to terminate his employment with the Company or to decline to accept employment with Parent or any subsidiary of Parent.

    (f) Neither the Company nor any of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under
Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code other than an Acquired Corporation. Neither the Company nor any of the Acquired Corporations has ever been a member of an "affiliated service group" (within the meaning of Section 414(m) of the Code) other than with another Acquired Corporation. Neither the Company nor any of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

    (g) Neither the Company nor any of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

    (h) No Company Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the most recent financial statements included in the Company SEC Documents, and (iii) benefits the full costs of which are borne by Employees (or Employees' beneficiaries)).

    (i) With respect to any Company Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.10(h) of the Company Disclosure Schedule describes all obligations of the Company and the Acquired Corporations as of the date of this Agreement under any of the provisions of COBRA.

    (j) Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, but not limited to, ERISA and the Code.

    (k) Each of the Company Employee Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

    (l) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of the Company or any of the Acquired Corporations (whether or not under any Company Employee Plan), or materially increase the benefits payable under any Company Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

    (m) The Company and each of the Acquired Corporations are in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

    (n) The Company and each of the Acquired Corporations have good labor relations, and neither the Company nor any of the Acquired Corporations has any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company or any of the Acquired Corporations, or (ii) any of the Employees intends to terminate his or her employment with the Company or the Acquired Corporation by which such Employee is employed.

    2.11  REAL PROPERTY.

    (a) Except for mortgages, liens, security interests, encumbrances, options, rights, covenants, easements, leases, licenses, matters affecting title and other rights in favor of third parties disclosed in Part 2.11(a) of the Company Disclosure Schedule and except for liens for taxes, assessments and other governmental charges which are not due and payable or which, if payable, are not yet delinquent, or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, the Acquired Corporations own good and marketable fee simple title to the real property listed in Part 2.11(a) of the Company Disclosure Schedule (the "Land"), together with all improvements and buildings, structures and fixtures located thereon (collectively, the "Improvements") and together with all rights, privileges, easements, rights of way and appurtenances benefiting the Land and/or the Improvements or used or connected with the beneficial use or enjoyment of the Land and/ or the Improvements (the Land, the Improvements, and all such rights, privileges, easements, rights of way, and appurtenances are collectively referred to herein as the "Real Property"). The Real Property constitutes all of the real property owned by the Acquired Corporations.

    (b) There are now in full force and effect (i) all Governmental Authorizations required by any Governmental Body in connection with the ownership, operation, use and maintenance of the Real Property, and (ii) all agreements, easements and other rights which are necessary to permit the full and lawful use and operation of the buildings and improvements on any of the Real Property, and (iii) the Company has not received any notice that any proceedings in eminent domain, for rezoning or otherwise which would affect the Real Property are pending or threatened with respect to the Real Property or any portion thereof, except for such failures to have in full force and effect or such proceedings that would not have a Material Adverse Effect.

    (c) All of the Improvements are structurally sound with no known material defects and are in good condition, order and repair and are not damaged by waste, fire, earthquake or earth movement or other casualty or other physical conditions that could, individually or in the aggregate, have a Material Adverse Effect, and none of the Improvements is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

    (d) The Acquired Corporations maintain fire, flood, windstorm, hurricane and casualty insurance policies, with extended coverage (subject to reasonable deductibles), with licensed carriers sufficient to allow them to replace any of the Real Property that might be damaged or destroyed, and have liability insurance reasonably adequate to protect them and their financial condition against the risks involved in the business conducted by them. Part 2.11(d) of the Company Disclosure Schedule lists all such policies. Neither the Company nor any other Acquired Corporation has done anything by way of action or inaction which might invalidate any of such policies in whole or in part.

    (e) No notices of violation of any Governmental Authorization relating to the Real Property or the Company have been issued to the Company or entered against the Company or received by the Company, and no such violations exist, except where any noncompliance with this requirement (individually or in the aggregate) has not had and will not have a Material Adverse Effect on the Company. The Improvements to the Real Property are permitted, conforming structures under applicable zoning and building laws and ordinances and the present uses thereof are permitted conforming uses under applicable zoning and building laws and ordinances. The conveyance of the Real Property to Parent will include all rights necessary to ensure compliance with all governmental regulations.

    (f) The Company has received all permits necessary to use and operate the Real Property as it is currently being used and operated by the Company, except where any noncompliance with this requirement (individually or in the aggregate) has not had and will not have a Material Adverse Effect on the Company.

    (g) The Real Property is connected to and served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law and which are adequate for the present use and operation of the Real Property, or any portion thereof, and which are installed and connected pursuant to valid permits and are in full compliance with all statutes, ordinances and regulations. No fact or condition exists which would result in the termination or impairment in the furnishing of utility services to the Real Property.

    (h) To the best of the Company's knowledge, there are no material physical or mechanical defects or deficiencies in the condition of the Real Property, including, but not limited to, the roofs, exterior walls or structural components of the Real Property and the heating, air conditioning, plumbing, ventilating, elevator, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on the Real Property or in the Real Property. To the best of the Company's knowledge, the Real Property is free from infestation by termites or other pests, insects or animals.

    2.12  ENVIRONMENTAL MATTERS.

    (a) Each Acquired Corporation is, and at all times prior to the date hereof has been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each Acquired Corporation of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where any noncompliance with this requirement (individually or in the aggregate) has not had and will not have a Material Adverse Effect on the Company. No Acquired Corporation has received any communication (written or oral) from any Governmental Body or Person that alleges that any Acquired Corporation is not or has not been in such compliance and there are not past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

    (b) There is no Environmental Claim pending or threatened against the Acquired Corporations or any other person or entity whose liability for an Environmental Claim the Acquired Corporations have or may have retained or assumed either contractually or by operation of law. No Acquired Corporation has received in writing any order, notice, communication, warning, citation, summons, directive or any other document related to Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law.

    (c) There are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the Release, presence or disposal of any Hazardous Material) which could form the basis of any Environmental Claim against any Acquired Corporation; or to the best knowledge of the Company against any other person or entity whose liability for any Environmental Claim any Acquired Corporation has or may have retained or assumed; either contractually or by operation of law.

    (d) No Acquired Corporation has nor, to the best knowledge of the Company, has any other Person, Released, stored, buried or dumped Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Real Property or any property formerly owned, operated or leased by an Acquired Corporation other than general office supplies used in the ordinary course of business, including without limitation, copier toner, liquid paper, glue, ink, and household cleaners (which general office supplies and other Hazardous Materials were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the indoor or outdoor environment which could have a Material Adverse Effect on the Company).

    (e) The Acquired Corporations have delivered or otherwise made available for inspection to the Parent true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed or initiated by the Acquired Corporations pertaining to Hazardous Materials in, on, beneath or adjacent to the Real Property or any property formerly owned, operated or leased by an Acquired Corporation or regarding the Acquired Corporations' compliance with applicable Environmental Laws.

    (f) No transfers of permits or other Governmental Authorizations under Environmental Laws, and no additional permits or other Governmental Authorizations under Environmental Laws, will be required to permit Parent to conduct the business of the Acquired Corporations in compliance with all applicable Environmental Laws immediately following the Effective Time, as conducted by the Acquired Corporations immediately prior to the Effective Time.

    (g) The Real Property does not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, 33 C.F.R. 328.3, or similar state or local laws, other especially sensitive or protected areas or species of flora or fauna, or underground storage tanks.

    2.13 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, every transaction between Company and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC) which is currently in effect or was consummated since June 30, 1995, and which involves more than $60,000 is set forth in the Company SEC Documents.

    2.14 LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding, and, to the best knowledge of the Company, no Person has threatened to commence any Legal Proceeding that: (i) may have a Material Adverse Effect on the Company or any of the other Acquired Corporations or their businesses taken individually or as a whole; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which any Acquired Corporation, or any of the assets owned or used by any Acquired Corporation, is subject, except where any noncompliance with this representation has not had and will not have (individually or in the aggregate) a Material Adverse Effect on the Company. To the best knowledge of the Company, no officer or other employee of any Acquired Corporation is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to such Acquired Corporation's business. There is no action, suit, proceeding or investigation by any Acquired Corporation currently pending or which any Acquired Corporation intends to initiate.

    2.15 AUTHORITY; BINDING NATURE OF AGREEMENT. Subject to the obtaining of the approval of the Company's shareholders as contemplated by Section 2.19, the Company has full corporate power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by the Company of this Agreement and the other agreements and transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary for the Company to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) laws of general application relating to bankruptcy, insolvency, moratorium, reorganization or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.16 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of the Company, or (b) result in a default by the Company or any other Acquired Corporation under any Material Acquired Corporation Contract to which the Company or such other Acquired Corporation is a party, except for any default which has not had and will not have a Material Adverse Effect on the Acquired Corporations, or (c) result in a violation by the Company of any order, writ, injunction, judgment or decree to which the Company is subject, except for any violation which has not had and will not have a Material Adverse Effect on the Acquired Corporations. Except (i) as set forth on
Part 2.16 of the Company Disclosure Schedule with respect to Material Acquired Corporation Contracts, (ii) as provided in Section 1.3 with respect to the filing of the Articles of Merger with the Department of State of the State of Florida, (iii) as provided in Section 2.19, and (iv) except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the HSR Act and the Rules of The Nasdaq Stock Market (the "Nasdaq Rules"), the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation of the Merger.

    2.17  DISCLOSURE.

    (a) The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original.

    (b) The Company has timely filed all required forms, reports and documents required to be filed with the SEC and Nasdaq since January 1, 1993.

    (c) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Prospectus/Proxy Statement filed as a part of the S-4 Registration Statement (the "Prospectus/ Proxy Statement"), will, at the time mailed to the shareholders of the Company, at the time of the Company Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by the Company in the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    2.18 FINANCIAL ADVISOR. Except for The Robinson-Humphrey Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid or may become payable to The Robinson-Humphrey Company, Inc. by the Acquired Corporations if the Merger is consummated will not exceed $190,000 (plus reimbursement of expenses).

    2.19 REQUIRED VOTE. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting (the "Company Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the transactions contemplated thereby.

    2.20 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has (a) determined by majority vote that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) by majority vote approved this Agreement and the Merger in accordance with the provisions of Sections 607.0824 and 607.1101 of the FBCA and its Articles of Incorporation and Bylaws, (c) by majority vote recommended the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting, and (d) took any and all action necessary so that no state takeover law shall be applicable to the Parent, the Merger or the transactions contemplated thereby.

    2.21 FAIRNESS OPINION. The Company's Board of Directors has received the written opinion of The Robinson-Humphrey Company, Inc., financial advisor to the Company, dated as of the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view.

    2.22 NO DISSENTERS' RIGHTS. The Company's Common Stock is designated as a national market system security within the meaning of Section 607.1302 of the FBCA. The Company's Articles of Incorporation or Bylaws do not provide the holders of any class or series of capital stock of the Company with dissenters' rights under Section 607.1302 of the FBCA or any other applicable law.

    2.23 ACCOUNTING MATTERS. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents or in the disclosure schedule prepared by Parent in accordance with the requirements of Section 10.11 and that has been delivered by Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"):

    3.1 DUE ORGANIZATION, ETC. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, each with full corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) to perform its obligations under all Material Parent Contracts by which it or its assets are bound. Each of Parent, and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent, or Merger Sub or on the ability of Parent, or Merger Sub to consummate the transactions contemplated hereby.

    3.2 CAPITALIZATION, ETC. The authorized capital stock of Parent consists of: (i) 45,000,000 shares of Common Stock, $.01 par value per share, 17,411,189 shares of which have been issued and are outstanding as of December 26, 1997, and (ii) 2,500,000 shares of Preferred Stock, (A) 250,000 shares of which have been designated as Series A Junior Participating Preferred Stock, none of which has been issued as of the date hereof, (B) 1,068,102 shares of which have been designated as $1.00 Cumulative Convertible Preferred Stock, $1.00 par value per share, 694,872 of which have been issued and are outstanding as of the date hereof, and (C) 500,000 shares of which have been designated as Series B Cumulative Convertible Redeemable Preferred Stock, all of which have been issued as of the date hereof. All of the outstanding shares of Parent capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option or restriction on transfer other than restrictions imposed by federal or state securities laws. All outstanding shares of Parent capital stock have been issued in compliance with all applicable securities laws and other applicable Legal Requirements, and all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of Merger Sub are owned beneficially and of record by Parent, free and clear of any Encumbrances and were issued in compliance with all applicable securities laws and other applicable Legal Requirements. There are no outstanding subscriptions, options, calls, warrants or other rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent. The shares of Parent Common Stock to be issued to the Company's shareholders in the Merger, when issued by Parent in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and, except for the restrictions imposed by applicable federal and state securities laws, will be free and clear of any Encumbrances created or imposed, directly or indirectly, by Parent (subject to the terms of Affiliate Agreements entered into as contemplated by this Agreement).

    3.3  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has delivered to the Company a complete and accurate copy (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after June 30, 1995 (the "Parent SEC Documents"), which are all the forms, reports and documents required to be filed by Parent with the SEC since June 30, 1995. The Parent SEC Documents (i) complied with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) As of the time they were filed with the SEC, the consolidated financial statements (including, in each case, any notes related thereto) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments which are not expected to be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

    (c) Parent has furnished to the Company a complete and accurate copy of (i) any amendments, supplements or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that have been previously filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, and (ii) all agreements, documents or instruments that are required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act that have not yet been filed.

    3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, there has not been (a) any change, or any development or combination of developments of which management of the Parent has knowledge, that has had or would reasonably be expected to have a Material Adverse Effect on Parent, or (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

    3.5 LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding, and, to the best knowledge of Parent, no Person has threatened to commence any Legal Proceeding that: (i) may have a Material Adverse Effect on Parent or its business; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject which could have a Material Adverse Effect on Parent or its ability to consummate the Merger.

    3.6  DISCLOSURE.

    (a) The copies of all documents furnished by Parent pursuant to the terms of this Agreement are complete and accurate copies of the original.

    (b) Parent has timely filed all required forms, reports and documents required to be filed with the SEC and the NYSE.

    (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the dates mailed to the shareholders of the Company, at the time of the Company Shareholders' Meeting to be held in accordance with this Agreement as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by Parent and Merger Sub in the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    3.7 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Merger Sub and, subject to obtaining approval of the Parent's stockholders as contemplated by
Section 3.10, Parent has full corporate power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other agreements and transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent's and Merger Sub's Boards of Directors and no other corporate proceedings on the part of Parent or Merger Sub are necessary for Parent or Merger Sub to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by

(i) laws of general application relating to bankruptcy, insolvency, moratorium, reorganization or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.8 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent or Merger Sub of the Merger will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, or (b) result in a default by Parent or any other Acquiring Corporation (as defined in Section 3.13) under any Contract material to Parent to which Parent or such other Acquiring Corporation is a party, except for any default which has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation which has not had and will not have a Material Adverse Effect on Parent. Except (i) as provided in Section 1.3 with respect to the filing of Articles of Merger, (ii) as provided in Section 3.10, and (iii) as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the HSR Act and the NYSE Bylaws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation of the Merger.

    3.9 FINANCIAL ADVISOR. Except for A.G. Edwards & Sons, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of Parent.

    3.10 REQUIRED VOTE. The affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Parent Common Stock, $1.00 Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Redeemable Preferred Stock, voting as a single class, on the record date for the Parent Stockholders' Meeting (the "Parent Required Vote") approving and adopting the Merger Agreement and approving the Merger is the only vote of the holders of any class or series of the Parent's capital stock necessary to adopt and approve this Agreement, the Merger and the transactions contemplated thereby.

    3.11 PARENT AND MERGER SUB ACTION. The Board of Directors of each of Parent and Merger Sub (at a meeting duly called and held or by unanimous written consent) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of Parent or Merger Sub, as the case may be, and their respective stockholders, (b) unanimously approved this Agreement and the Merger in accordance with the provisions of the laws of their respective states of Incorporation, and, in the case of Parent, unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Parent Common Stock and directed that the Merger be submitted for consideration by the Parent's stockholders at the Parent Stockholders' Meeting.

    3.12 ACCOUNTING MATTERS. To the knowledge of Parent, Parent has not taken and has not agreed, and does not plan, to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

    3.13  GOVERNMENT CONTRACTS; GOVERNMENT BIDS.  Except as set forth in Part
3.13 of the Parent Disclosure Schedule:

        (i) None of Parent and any of its majority-owned subsidiaries (including Parent, the "Acquiring Corporations") has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

        (ii) the Acquiring Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

       (iii) the Acquiring Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the FAR or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

        (iv) none of the Acquiring Corporations nor any of their respective employees have been debarred or suspended from doing business with any Governmental Body, and, to the best knowledge of Parent, no circumstances exist that would warrant the institution of debarrment or suspension proceedings against any Acquiring Corporation or any employee of any Acquiring Corporation; and

        (v) there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving any Acquiring Corporation or any of their employees, (B) the disallowance of any costs submitted for payment by any Acquiring Corporation, (C) the recoupment of any payments previously made to any Acquiring Corporation, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any Acquiring Corporation, or (E) the assessment of any penalties or damages of any kind against any Acquiring Corporation.

    3.14 COMPLIANCE WITH LEGAL REQUIREMENTS. The Acquiring Corporations are, and have at all times since June 30, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on any Acquiring Corporation. Since June 30, 1995, the Acquiring Corporations have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    3.15 GOVERNMENTAL AUTHORIZATIONS. Each Acquiring Corporation has all Governmental Authorizations necessary to enable such Acquiring Corporation to conduct its business in the manner in which its business is currently being conducted, except where any failure to have such Governmental Authorizations has not had and will not have a Material Adverse Effect on Parent. Each Acquiring Corporation is, and at all times since June 30, 1995 has been, in compliance with the material terms and requirements of such Governmental Authorizations. Since June 30, 1995, the Acquiring Corporations have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

    4.1  ACCESS AND INVESTIGATION.

    (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"):

        (i) the Company and each of the other Acquired Corporations afford, and shall cause the independent auditors, counsel and other advisors and representatives (collectively, "Representatives") of the Company and each of the other Acquired Corporations to afford, to Parent and to Parent's Representatives, reasonable access to the properties, books, records (including filed Tax Returns, Tax Returns in preparation and the audit work papers, management letters and other records of the independent auditors of the Company and each of the other Acquired Corporations) and personnel of the Company and each of the other Acquired Corporations in order that Parent and Parent's

    Representatives may have a full opportunity to make such investigation as Parent reasonably desires to make of the Company and each of the other Acquired Corporations;

        (ii) the Company shall permit Parent and Parent's Representatives to make such reasonable inspections of the Company and each of the other Acquired Corporations and their respective operations as Parent may reasonably require from time to time;

       (iii) the Company shall furnish Parent and Parent's Representatives with, and shall cause the Company's Representatives and the Representatives of the Company's Subsidiaries to furnish Parent with, such financial and operating data and other information with respect to the business and properties of the Company and each of the other Acquired Corporations as Parent may reasonably request from time to time; and

        (iv) to the extent any transfers of permits or other Governmental Authorizations under Environmental Laws will be required to permit Parent to conduct the business of the Acquired Corporations in full compliance with all applicable Environmental Laws, the Company agrees, and shall cause each of the Acquired Corporations, to cooperate with Parent to effect such transfers and use commercially reasonable efforts to obtain such transfers of permits and other Governmental Authorizations prior to the Effective Time.

    (b) Without limiting the generality of Section 4.1(a), during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

        (i) all material operating and financial reports prepared by the Company for its senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and each of the other Acquired Corporations and the related unaudited monthly consolidated statements of operations, changes in cash flows and changes in shareholders' equity (with copies of such monthly financial statements to be delivered to Parent no later than the 20th day after the last day of the month to which they relate);

        (ii) any written materials or communications sent by the Company to its shareholders generally;

       (iii) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or the transactions contemplated thereby; and

        (iv) any notices or other documents received by the Company relating to any service of process or Legal Proceeding involving the Company or any other Acquired Corporation, or any of their respective officers or directors.

    (c) No investigation by Parent or any of its Representatives pursuant to this Section 4.1 shall limit or otherwise affect any representations or warranties of the Company or any condition to any obligation of Parent.

    4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period, except as contemplated by this Agreement or consented to by Parent in writing, the Company and each of the other Acquired Corporations shall:

    (a) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

    (b) use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Acquired Corporation in each case, in all material respects;

    (c) use reasonable efforts to keep in full force all insurance policies in effect as of the date of this Agreement;

    (d) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

    (e) not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock upon the exercise of outstanding Company Options);

    (f) not amend or waive any of its rights under, or authorize the acceleration of vesting under (i) any provision of its Company Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option or
(iii) any provision of any restricted stock purchase agreement;

    (g) not amend or permit the adoption of any amendment to any Acquired Corporation's articles of incorporation, or other charter documents or bylaws, or effect or permit any Acquired Corporation to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    (h) not form any subsidiary or acquire any equity interest or other interest in any other Entity;

    (i) not make any capital expenditure other than in accordance with the capital budget set forth in the Company Disclosure Schedule, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate;

    (j) not (i) except in the ordinary course of business and consistent with past practices (provided in such cases disclosure is made to Parent as required hereunder), enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Acquired Corporation Contract, or
(ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Acquired Corporation Contract;

    (k) not (i) acquire, lease or license any material right or other material asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person except that the Acquired Corporations may sell inventory in the ordinary course of business, or (iii) waive or relinquish any right, except for immaterial assets acquired, leased, licensed, sold or disposed of, or the waiver or relinquishment of immaterial rights, by the Acquired Corporations pursuant to Contracts that are not Material Acquired Corporation Contracts;

    (l) not (i) lend money to any Person (other than ordinary advances for travel and entertainment), or (ii) incur or guarantee any indebtedness (whether under the Company's existing credit lines or otherwise), other than trade payables not exceeding $200,000, individually or in the aggregate, incurred in the ordinary course of business and consistent with past practice;

    (m) not (i) establish, adopt or amend any Company Employee Plan, (ii) make or pay any contribution or similar payment to any Company Employee Plan, whether in the form of cash, securities or other consideration, except those contributions or payments described in Part 4.2(m) of the Company Disclosure Schedule; (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except pursuant to agreements in effect on the date hereof or in accordance with the Company's past practices, or (iv) hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

    (n) not change any of its methods of accounting or accounting practices in any respect (except as otherwise required by generally accepted accounting principles or any change therein);

    (o) not make any Tax election;

    (p) not commence or settle any Legal Proceeding;

    (q) except as contemplated by this Agreement, not enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

    (r) not agree or commit to take any of the actions described in clauses "(d)" through "(q)" of this Section 4.2.

    4.3  NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

    (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

        (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any other Acquired Corporation in this Agreement, the Proxy Statement/Prospectus or the Company SEC Documents;

        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

       (iii) any breach of any covenant or obligation of the Company or any other Acquired Corporation contained in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

    (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any other Acquired Corporation in this Agreement, or (ii) determining whether any of the conditions set forth in
Section 7 has been satisfied.

    4.4  NO SOLICITATION.

    (a) The Company shall not directly or indirectly, and shall not authorize or permit any other Acquired Corporation or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) continue or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that this Section 4.4(a) shall not prohibit the Company from furnishing information regarding the Company or any other Acquired Corporation to, or entering into discussions with, any Person in response to an unsolicited bona fide written proposed Acquisition Proposal submitted by such Person if (1) the Board of Directors of the Company concludes in good faith, based upon the written advice of its financial advisor, that such Acquisition Proposal could reasonably be expected to result in a transaction that is more favorable to the

Company's shareholders than the Merger (any such more favorable unsolicited bona fide written Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"); PROVIDED, HOWEVER, that if any financing is required to consummate the transaction contemplated by such proposal, then such proposal shall not be deemed to be a "Superior Proposal" unless the Company's Board of Directors reasonably determines that the required financing is reasonably capable of being obtained by such third party, (2) the Board of Directors of the Company concludes in good faith, based upon the written advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives the Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person by or on behalf of the Company, and
(4) prior to furnishing any such information to such Person, the Company furnishes such information to the Parent (to the extent such information has not been previously furnished by the Company to the Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.4 by the Company.

    (b) The Company shall promptly advise the Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.

    (c) The Company shall immediately cease and cause to be terminated any discussions or negotiations existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal.

    4.5  COMPANY SHAREHOLDERS' MEETING.

    (a) Company shall take all action necessary in accordance with its Articles of Incorporation, Bylaws and under all applicable Legal Requirements to call, give notice of, convene and hold a special meeting of the holders of Company Common Stock (the "Company Shareholders' Meeting") to consider, act and vote upon the adoption and approval of this Agreement, the Merger and the transactions contemplated thereby. The Company Shareholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Proxy Statement/Prospectus has been cleared by the SEC or, if the SEC has not taken formal action to clear the Proxy Statement/Prospectus, within 45 days of filing the definitive Proxy Statement/Prospectus with the SEC. The Company Shareholders' Meeting shall be called, convened, held and conducted, and all proxies solicited in connection with the Company Stockholders' Meeting shall be solicited in all material respects in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 4.5(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

    (b) The Board of Directors of Company has by majority vote recommended (and the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has by majority vote recommended) that the holders of Company Common Stock vote in favor and adopt and approve this Agreement, the Merger and the transactions contemplated thereby at the Company Shareholders' Meeting.

    (c) Notwithstanding the foregoing, nothing in Section 6.4 or in this Section
4.5 shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its recommendation (by a 5 to 2 majority vote) in favor of this Agreement and the Merger or approval and adoption of this Agreement

(and the Proxy Statement/Prospectus may reflect such withdrawal, amendment or modification) if (i) a Superior Proposal is made to the Company and is not withdrawn, and (ii) the Board of Directors of the Company shall conclude in good faith, based upon the written advice of its outside legal counsel, that such withdrawal, amendment or modification is required in order for the Board of Directors of the Company to act in a manner that is consistent with its fiduciary obligations to the Company's shareholders under applicable law. Nothing contained in this Section 4.5(c) shall limit the Company's obligation to convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

    (d) The Company shall use commercially reasonable best efforts to obtain from each of its officers and directors executed Voting Agreements and irrevocable proxies with respect to the voting of shares of the Company's capital stock in favor of approval of the Merger and this Agreement, and to deliver such executed documents to Parent within three (3) business days following the date of this Agreement.

    4.6 TAX REPRESENTATION LETTER. As soon as practicable after the execution of this Agreement, the Company shall deliver to Cooley Godward LLP and Arent Fox Kintner Plotkin & Kahn ("Arent Fox") tax representation letters in customary form (which will be used and relied upon in connection with the legal opinions contemplated by Section 7.8 and Section 8.7).

    4.7 CONTINUITY OF INTEREST CERTIFICATES. The Company shall use all commercially reasonable efforts to obtain and deliver to Parent prior to the filing of the S-4 Registration Statement with the SEC a Continuity of Interest Certificate in the form attached hereto as Exhibit C signed by each person identified on Exhibit D.

    4.8 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all commercially reasonable efforts to obtain and deliver to Parent prior to the Closing, effective as of the Closing, the resignation of each officer and director of the Company and each of the other Acquired Corporations as set forth on Exhibit E.

    4.9 COMFORT LETTER. The Company shall cause to be delivered to Parent a comfort letter, dated a date not more than two (2) business days before the date on which the S-4 Registration Statement becomes effective, from Deloitte & Touche LLP, the Company's independent auditors, in form and substance reasonably satisfactory to Parent and Parent's counsel and accountants, covering such matters as are normally covered in a comfort letter delivered in connection with an S-4 Registration Statement covering transactions of the type contemplated by this Agreement.

    4.10 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

    4.11 AFFILIATE AGREEMENTS. The Company shall deliver to Parent, within ten days after the date of this Agreement, a letter from the Company identifying all persons who may be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Company Affiliates"). The Company shall use all commercially reasonable efforts to cause each person who is or becomes a Company Affiliate to execute and deliver to Parent, on or prior to the earlier of (a) the date of the mailing of the Proxy Statement/Prospectus and (b) the thirtieth day prior to the Effective Time, an Affiliate Agreement in the form attached hereto as Exhibit F.

    4.12 POOLING OF INTERESTS. The Company agrees (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests."

    4.13 CONFIDENTIALITY. The Company shall hold in strict confidence, and shall cause each of its Representatives to hold in strict confidence, all documents and information obtained pursuant to the provisions hereof during the Pre-Closing Period with respect to Parent, Parent's stockholders, and Parent's Representatives, to the same extent the Company does with its own documents and information. The Company shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person.

SECTION 5. CERTAIN COVENANTS OF PARENT

    5.1 ACCESS AND INVESTIGATION. During the Pre-Closing Period, Parent shall, and shall cause its Representatives to: (a) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and each Parent Subsidiary; and (b) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and each Parent Subsidiary, and with such additional financial, operating and other data and information regarding Parent and each Parent Subsidiary, as the Company or its Representatives may reasonably request. No investigation by the Company or any of its Representatives pursuant to this Section 5.1 shall limit or otherwise affect any representations or warranties of Parent or any condition to any obligation of the Company.

    5.2  NOTIFICATION; UPDATES TO PARENT DISCLOSURE SCHEDULE.

    (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

        (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement or an inaccuracy in the Prospectus/ Proxy Statement or any Parent SEC Documents;

        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement; if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

       (iii) any breach of any covenant or obligation of Parent; and

        (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or
    Section 8 impossible or unlikely.

    (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.2(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Section 8 has been satisfied.

    5.3  PARENT STOCKHOLDERS' MEETING.

    (a) Parent shall take all action necessary in accordance with its Certificate of Incorporation, Bylaws and under all applicable Legal Requirements to call, give notice of, convene and hold a special meeting of the holders of Parent Common Stock, $1.00 Cumulative Convertible Preferred Stock and Series B

Cumulative Convertible Redeemable Preferred Stock (the "Parent Stockholders' Meeting") to consider, act and vote (as a single class) upon the adoption and approval of this Agreement, the Merger and the transactions contemplated thereby. The Parent Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Proxy Statement/Prospectus has been cleared by the SEC or, if the SEC has not taken formal action to clear the Proxy Statement/Prospectus, within 45 days of filing the definitive Proxy Statement/Prospectus with the SEC. The Parent Stockholders' Meeting shall be called, convened, held and conducted, and all proxies solicited in connection with the Parent Stockholders' Meeting shall be solicited in all material respects in compliance with all applicable Legal Requirements.

    (b) The Board of Directors of Parent has unanimously recommended (and the Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended) that the stockholders entitled to vote do vote in favor and adopt and approve this Agreement, the Merger and the transactions contemplated thereby at the Parent Stockholders' Meeting, which unanimous recommendation shall not be withdrawn, amended or modified in a manner adverse to the Company. For purposes of this Agreement, it shall constitute a modification adverse to the Company if such recommendation shall no longer be unanimous.

    (c) Nothing contained in this Section 5.3 shall limit Parent's obligation to convene the Parent Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Parent shall have been withdrawn, amended or modified). Nothing in this Section 5.3 shall prevent the Board of Directors of Parent from withdrawing, amending or modifying its unanimous recommendation that the holders of Parent Common Stock vote in favor of this Agreement, the Merger and the transactions contemplated thereby if the Board of Directors of Parent concludes in good faith, based upon the written advice of its outside legal counsel, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law.

    (d) Parent shall use commercially reasonable best efforts to obtain from each of its officers and directors executed Voting Agreements and irrevocable proxies with respect to the voting of shares of Parent's capital stock in favor of approval of the Merger and this Agreement, and to deliver such executed documents to the Company within three (3) business days following the date of this Agreement.

    5.4 TAX REPRESENTATION LETTERS. As soon as practicable after the execution of this Agreement, Parent and Merger Sub shall deliver to Cooley Godward LLP and Arent Fox, tax representation letters in customary form (which will be used and relied upon in connection with the legal opinions contemplated by Section 7.8 and Section 8.7).

    5.5 POOLING OF INTERESTS. Parent agrees (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests."

    5.6 CONFIDENTIALITY. Parent shall hold in strict confidence, and shall cause each of its Representatives to hold in strict confidence, all documents and information obtained pursuant to the provisions hereof during the Pre-Closing Period with respect to the Company, the Company's shareholders, and the Company's Representatives, to the same extent Parent does with its own documents and information. Parent shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person.

    5.7 "TAIL" INSURANCE. At or prior to the Effective Time, either the Merger Sub or the Company will purchase a one (1) year "tail" on the Company's existing directors and officers liability insurance coverage (up to $5 million limit) at a cost of no more than $135,000, with respect to actions occurring prior to or at the Effective Time.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

    6.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each of the Company and Parent (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use its commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such parties during the Pre-Closing Period.

    6.2 PUBLIC ANNOUNCEMENTS. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and the transactions contemplated thereby. Without limiting the generality of the foregoing, neither party shall (and neither party shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, the Merger or regarding any of the other transactions contemplated thereby, without the other party's prior consent, except that either party shall be permitted, without the consent of the other party, to make such disclosures if it shall have been advised in writing by its outside legal counsel that such disclosure is required to be made under applicable law.

    6.3 BEST EFFORTS. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

    6.4  REGISTRATION STATEMENT; JOINT PROXY STATEMENT.

    (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC a registration statement on Form S-4 covering the Parent Common Stock to be issued to the Company shareholders in the Merger (the "S-4 Registration Statement"), in which the Proxy Statement/Prospectus will be included as a prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Proxy Statement/Prospectus) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/ Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

    (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

    6.5 REGULATORY APPROVALS. Without limiting the generality of Section 6.1, the Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

    6.6 PARENT PLANS AND BENEFIT ARRANGEMENTS. The employee benefit plans and benefit arrangements maintained by the Company (each, a "Plan") that provide non-discretionary, non-cash benefits to employees of the Company and that are substantially similar to benefit plans and benefit arrangements currently maintained by Parent shall, to the extent practicable, be maintained in effect by the Surviving Corporation until the Continuing Employees are allowed to participate in such similar benefit plans or benefit arrangements maintained by Parent. Parent shall use reasonable efforts to attempt to ensure that: (a) as soon as practicable after the Effective Time, Parent's benefit plans and benefit arrangements will provide benefits to the Continuing Employees that are comparable to the non-discretionary, non-cash benefits provided to similarly situated employees of Parent; (b) to the extent practicable, any pre-existing condition limitations contained in Parent's health plans and health benefit arrangements for any Continuing Employee who would be deemed under Parent's health plans and health benefit arrangements to have a disqualifying pre-existing condition are waived, to the extent such condition was covered by a Plan immediately prior to the Effective Time (provided that, in the case of Parent's disability and life insurance plans, such Continuing Employee is actively at work and is not hospitalized or on disability leave as of the Effective Time); and (c) to the extent practicable, Parent's benefit plans and benefit arrangements give full credit to each Continuing Employee for such Continuing Employee's period of service with the Company prior to the Effective Time for all purposes for which such service was recognized under the Plans prior to the Effective Time.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties (considered individually and collectively) made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update or modification to the Company Disclosure Schedule except as to matters previously approved by Parent in writing and without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties).

    7.2 PERFORMANCE OF COVENANTS. Each and every covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing, considered individually and collectively, shall have been complied with and performed in all material respects on or prior to the Closing Date.

    7.3 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Acquired Corporations and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    7.4 COMPLIANCE CERTIFICATE. The Company shall have delivered to Parent a certificate of the chief executive officer of the Company evidencing compliance with the conditions set forth in Sections 7.1, 7.2 and 7.3.

    7.5 STOCKHOLDER APPROVAL. This Agreement, the Merger and the transactions contemplated hereby shall have been adopted and approved in accordance with the Parent Required Vote and the Company Required Vote and each such required vote shall be continuing and remain in full force and effect.

    7.6 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified on Part 2.16 of the Company Disclosure Schedule and the Governmental Authorizations referenced in Section 4.1(a)(iv)) shall have been obtained and shall be in full force and effect.

    7.7 LEGAL OPINION. Parent shall have received a legal opinion of Arent Fox, counsel to the Company, in the form of Exhibit G, dated as of the Closing Date;

    7.8 TAX OPINION. Parent shall have received (i) the tax representation letters set forth in Sections 4.6 and 5.4, (ii) the Continuity of Interest Certificates referred to in Section 7.12, and (iii) a legal opinion of Cooley Godward LLP, counsel to Parent, addressed to the Parent, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Parent or the Company as a result of the issuance of Parent Common Stock pursuant to this Agreement (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in
Section 4.6 and Section 5.4 and the Continuity of Interest Certificates referred to in Section 7.12);

    7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    7.10 EXECUTIVE OFFICER AND DIRECTOR RESIGNATIONS. The Company shall have delivered to Parent the written resignations of the executive officers and directors of the Company and the other Acquired Corporations as set forth in Exhibit E.

    7.11 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued or threatened by the SEC with respect to the S-4 Registration Statement.

    7.12 CONTINUITY OF INTEREST CERTIFICATES. Each person identified on Exhibit D shall have executed and delivered to Parent a Continuity of Interest Certificate in the form of Exhibit C.

    7.13 COMFORT LETTER. Parent shall have received the comfort letter required under Section 4.9 and, in addition a bring-down comfort letter, in form and substance reasonably satisfactory to Parent, dated the Closing Date;

    7.14 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby; (b) relating to the Merger and seeking to obtain from Parent or the Company or any of their respective subsidiaries any damages that may be material to Parent or the Company and its respective subsidiaries taken as a whole; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

    7.15 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Parent or the Acquired Corporations: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby or by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or its respective subsidiaries or the Acquired Corporations or any of their respective officers or directors any damages that may be material to Parent and its subsidiaries taken as a whole or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Acquired Corporations.

    7.16 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    7.17 LISTING. The shares of Parent Common Stock issuable to the Company shareholders in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

    7.18 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification required by Section 4.10 and shall have delivered to Parent the statement required by Section 4.10.

    7.19 NMS LISTING. The Company Common Stock shall be listed on the Nasdaq National Market System and no delisting or other notice of suspension shall have been received by or communicated to the Company.

    7.20 EMPLOYEES. John L. Slack shall not have ceased to be employed by the Company, or expressed an intention to terminate his employment with the Company or to decline to accept employment with Parent or any subsidiary of Parent.

    7.21 AFFILIATE AGREEMENTS. Parent shall have received from each Person identified as a Company Affiliate pursuant to Section 4.11 or who becomes a Company Affiliate a duly executed Affiliate Agreement in the form of Exhibit F.

    7.22 POOLING LETTERS. Arthur Andersen LLP, Parent's independent auditors, shall have received from Deloitte & Touche LLP, the Company's independent auditors, a letter dated as of the Closing Date, in form and substance reasonably satisfactory to Arthur Andersen LLP, to the effect that Deloitte & Touche LLP is not aware of any fact concerning the Company that would preclude Parent from accounting for the Merger using the pooling of interests method of accounting in accordance with GAAP and all published rules, regulations and policies of the SEC, and Parent shall have received from Arthur Andersen LLP a letter dated as of the Closing Date to the effect that the Merger will be eligible for the pooling of interests method of accounting in accordance with GAAP and all published rules, regulations and policies of the SEC.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    8.1 OCCURACY OF REPRESENTATIONS. The representations and warranties (considered individually and collectively) made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update or modification to the Parent Disclosure Schedule except as to matters previously approved by the Company in writing and without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties).

    8.2 PERFORMANCE OF COVENANTS. Each and every covenant or obligation that Parent and/or Merger Sub is required to comply with or to perform at or prior to the Closing, considered individually and collectively, shall have been complied with and performed in all material respects on or prior to the Closing Date.

    8.3 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no Material Adverse Effect on Parent and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on Parent.

    8.4 COMPLIANCE CERTIFICATE. Parent shall have delivered to the Company a certificate of the chief executive officer of Parent evidencing compliance with the conditions set forth in Sections 8.1, 8.2 and 8.3.

    8.5 STOCKHOLDER APPROVAL. This Agreement, the Merger and the transactions contemplated thereby shall have been adopted and approved in accordance with the Parent Required Vote and the Company Required Vote and each such required vote shall be continuing and remain in full force and effect.

    8.6 LEGAL OPINION. The Company shall have received a legal opinion of Cooley Godward LLP, counsel to Parent, in the form of Exhibit H dated as of the Closing Date;

    8.7 TAX OPINION. The Company shall have received (i) the tax representation letters set forth in Sections 4.6 and 5.4 and the Continuity of Interest Certificates referred to in Section 7.12, and (ii) a legal opinion of Arent Fox, dated as of the Closing Date, addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the Company or its shareholders as a result of the transactions contemplated by this Agreement (it being understood that, in rendering such opinion, Arent Fox may rely upon the tax representation letters referred to in Section 4.6 and Section 5.4 and the Continuity of Interest Certificates referred to in Section 7.12); PROVIDED, HOWEVER, that if such counsel does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Cooley Godward LLP renders such opinion to the Company.

    8.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    8.9 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    8.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby or; (b) relating to the Merger and seeking to obtain from Parent or its subsidiaries or the Acquired Corporations any damages that may be material to Parent and the its subsidiaries taken as a whole or the Acquired Corporations taken as a whole.

    8.11 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Parent and its subsidiaries taken as a whole or the Acquired Corporations: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby or by this Agreement or; (b) relating to the Merger and seeking to obtain from Parent or its subsidiaries or the Acquired Corporations or any of their respective officers or directors any damages that may be material to Parent and its subsidiaries taken as a whole or the Acquired Corporations taken as a whole.

    8.12 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    8.13 LISTING. The shares of Parent Common Stock issuable to the Company shareholders in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

SECTION 9. TERMINATION

    9.1  TERMINATION.  This Agreement may be terminated prior to the Effective
Date:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated by May 31, 1998 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Date);

    (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (d) by the Company if a Parent Triggering Event shall have occurred; PROVIDED, HOWEVER, that if this Agreement is terminated pursuant to this Section 9.1(d), Parent shall pay to the Company a nonrefundable fee of $500,000 in cash concurrently with the effectiveness of such termination;

    (e) by Parent if a Company Triggering Event shall have occurred; PROVIDED, HOWEVER, that if this Agreement is terminated pursuant to this Section 9.1(e), the Company shall pay to Parent a nonrefundable fee of $500,000 in cash concurrently with the effectiveness of such termination;

    (f) by either party if any of the other party's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of the other party's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in a party's representations and warranties or a breach of a covenant by a party is curable by such party and such party is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the breaching party shall have thirty (30) days from the time of receipt of written notice from the nonbreaching party of such breach or inaccuracy to cure such breach and if it is not cured within such thirty (30) day period, the nonbreaching party may terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach; PROVIDED FURTHER that if this Agreement is terminated pursuant to this Section 9.1(f), then the breaching party shall have to pay the non-breaching party a nonrefundable fee of $500,000 in cash concurrently with the effectiveness of such termination;

    (g) by the Company (at any time prior to the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby) if, pursuant to and in compliance with Section 4.4, the Company and its Board of Directors elect to accept a Superior Proposal; PROVIDED, HOWEVER, that if this Agreement is terminated pursuant to this Section 9.1(g), the Company shall pay to Parent a nonrefundable fee of $500,000 in cash upon the Company's (or its Board of Directors') election to accept such Superior Proposal;

    (h) by the Company on the date mutually agreed to between Parent and the Company as the date the S-4 Registration Statement is to be declared effective by the SEC (which date shall be the earliest practicable date on which the S-4 Registration Statement can be declared effective by the SEC) (the "Determination Date"), if the average NYSE closing price per share of Parent Common Stock over the twenty (20) trading days prior to such date ("Updated Average Price") is more than $8.00, or by Parent on the Determination Date if the Updated Average Price is less than $6.00; PROVIDED, HOWEVER, that if this Agreement is terminated by the Company pursuant to this Section 9.1(h), the Company shall pay to Parent a nonrefundable fee of $500,000 in cash concurrently with the effectiveness of such termination; PROVIDED, FURTHER, that if this Agreement is terminated by Parent pursuant to this Section 9.1(h), Parent shall pay to the Company a nonrefundable fee of $500,000 in cash concurrently with the effectiveness of such termination; PROVIDED, FURTHER, however, that neither party shall have the right to exercise its right of termination under this
Section 9(h) if such party is not in compliance in all material respects with its covenants and obligations relating to the S-4 Registration Statement under this Agreement. If the Updated Average Price is less than $6.00 or more than $8.00 and this Agreement is not terminated pursuant to this Section 9.1(h) by either party (as applicable), the Exchange Ratio shall be adjusted to equal the number (rounded at six decimal places) that results from dividing $9.50 by such Updated Average Price;

    (i) by Parent if the Board of Directors of Parent shall not have received the written opinion of A.G. Edwards & Sons, Inc., financial advisor to Parent, dated on or about the Determination Date (or a written addendum, or "bring-down" to an earlier opinion, reasonably satisfactory to Parent), to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the stockholders of Parent from a financial point of view, which fairness opinion shall be in customary form, without any unusual limitations or qualifications; and

    (j) by the Company if the Board of Directors of the Company shall not have received the written opinion of Robinson-Humphrey Company, Inc., financial advisor to Company, dated on or about the Determination Date (or a written addendum, or "bring-down" to an earlier opinion, reasonably satisfactory to the Company), to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the shareholders of the Company from a financial point of view, which fairness opinion shall be in customary form, without any unusual limitations or qualifications.

    9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 9.2, Section 9.3 and
Section 10.2 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement or from any obligation to pay any fees pursuant to Section 9.1.

    9.3 FEES AND EXPENSES. Except as set forth in this Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by such party (or its Representatives) with respect to the other party's business (and the furnishing of information to the other party and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of all Consents and Governmental Authorizations required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; PROVIDED, HOWEVER, that the parties shall bear equally all fees and expenses (other than attorney's fees) associated with the printing and filing of the S-4 Registration Statement and forms and notifications required to be filed by the Company or Parent under the HSR Act; PROVIDED, FURTHER, that any fees associated with the filing of any notifications required to be filed by any Company shareholder under the HSR Act shall be borne exclusively by the Company.

SECTION 10. MISCELLANEOUS PROVISIONS

    10.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    10.2 ATTORNEYS' FEES. Notwithstanding Section 9.3, if any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    10.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made in writing and delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

       if to Parent or Merger Sub:

          The Titan Corporation
           3033 Science Park Road
           San Diego, CA 92121-1199
           Attn: General Counsel
           Facsimile: (619) 552-9759
      with a copy to (which shall not constitute notice):

          Cooley Godward LLP
           4365 Executive Drive, Suite 1100
           San Diego, CA 92121
           Attention: Jeremy D. Glaser, Esq.
           Facsimile: (619) 453-3555

       if to the Company:

          DBA Systems, Inc.
           1200 S. Woody Burke Road
           Melbourne, FL 32902-0550
           Attn: General Counsel
           Facsimile: (407) 727-1689

       with a copy to (which shall not constitute notice):

          Arent Fox Kintner Plotkin & Kahn
           1050 Connecticut Avenue, N.W.
           Washington, D.C. 20036
           Attention: Jeffrey E. Jordan, Esq.
           Facsimile: (202) 857-6395

    All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, if mailed by first class mail, postage prepaid, certified or registered on the fifth business day following such mailing.

    10.4  TIME OF THE ESSENCE.  Time is of the essence for this Agreement.

    10.5  GOVERNING LAW; VENUE.

    (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws); PROVIDED, that the effectiveness and effect of the Merger shall be governed by the laws of the State of Florida.

    (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in San Diego, California. Each party to this Agreement:

        (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Diego, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

        (ii) agrees that each state and federal court located in California shall be deemed to be a convenient forum; and

        (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

    10.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall be enforceable by and inure solely to the benefit of, the parties hereto and their successors and permitted assigns; PROVIDED,

HOWEVER, that this Agreement may not be assigned by any party without the written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect. None of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

    10.7 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    10.8  WAIVER.

    (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and no waiver shall be deemed to be a continuing waiver or waiver of any other provision, whether or not similar, of this Agreement.

    10.9 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto, whether executed before or after adoption and approval of this Agreement, the Merger and the transactions contemplated thereby by the shareholders of the Company in accordance with the Company Required Vote and the stockholders of Parent in accordance with the Parent Required Vote; PROVIDED, HOWEVER, that (i) after any such adoption and approval of this Agreement, the Merger and the transactions contemplated thereby by the Company's shareholders, no amendment shall be made which by law or NASD regulation requires further approval of the shareholders of the Company without the further approval of such shareholders, and (ii) after any such approval of this Agreement, the Merger and the transactions contemplated thereby by Parent's stockholders, no amendment shall be made which by law or NYSE regulation requires further approval of Parent's stockholders without the further approval of such stockholders.

    10.10 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    10.11 DISCLOSURE SCHEDULES. The disclosure schedules shall be arranged in separate parts corresponding to the numbered and lettered sections contained in
Section 2 or in Section 3, as the case may be. The Company Disclosure Schedule shall be certified as to its accuracy and completeness by the chief executive officer of the Company and the Parent Disclosure Schedule shall be certified as to its accuracy and completeness by the chief executive officer of Parent.

    10.12 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the Merger.

    10.13 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and, supersede all prior and contemporaneous agreements and understandings among or between any of the parties relating to the subject matter hereof.

    10.14  CONSTRUCTION.

    (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    10.15 HEADINGS. The bold-faced section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. 10.16 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

    10.16 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                THE TITAN CORPORATION,
                                a Delaware corporation

                                By:  /s/ GENE W. RAY
                                     -----------------------------------------
                                     Name: Gene W. Ray
                                     Title: President and CEO

                                EAGLE ACQUISITION SUB, INC.,
                                a Florida corporation

                                By:  /s/ ERIC M. DEMARCO
                                     -----------------------------------------
                                     Name: Eric M. Demarco
                                     Title: President, Secretary and Treasurer

                                DBA SYSTEMS, INC.,
                                a Florida corporation

                                By:  /s/ JOHN L. SLACK
                                     -----------------------------------------
                                     Name: John L. Slack
                                     Title: President and CEO

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION. "Acquired Corporation" and "Acquired Corporations" shall have the meanings set forth in Section 2.1.

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any Acquired Corporation is a party; (b) by which any Acquired Corporation or any of its assets is or may become bound or under which any Acquired Corporation has, or may become subject to, any obligation; or (c) under which any Acquired Corporation has or may acquire any right or interest.

    ACQUIRED CORPORATION PROPRIETARY ASSETS. "Acquired Corporation Proprietary Assets" shall mean any Proprietary Asset owned by or licensed to or otherwise used by the Company or any other Acquired Corporation.

    ACQUIRING CORPORATIONS. "Acquiring Corporations" shall have the meaning set forth in Section 3.13.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction not contemplated by this Agreement involving:

        (A) any sale, lease, license, exchange, transfer or other disposition of the assets of the Company constituting more than 20% of the assets of the Company or accounting for more than 20% of the revenues of the Company in any one transaction or in a series of related transactions;

        (B) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act, involving more than 20% of the outstanding shares of the capital stock of the Company; or

        (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company.

    AFFILIATES. "Affiliates" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, a specified Person.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule and Parent Disclosure Schedule), as it may be amended from time to time.

    CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning set forth in Section 1.3.

    CLEANUP. "Cleanup" means all actions required to: (1) cleanup, remove, respond to, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; (4) respond to any government requests for information or documents in any way relating to cleanup, removal, response, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment, or (5) restore natural resources affected by the Release of Hazardous Materials.

    CLOSING. "Closing" shall have the meaning set forth in Section 1.3.

    CLOSING DATE. "Closing Date" shall have the meaning set forth in Section
1.3.

    CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

    COMPANY. "Company" shall mean DBA Systems, Inc., a Florida corporation.

    COMPANY AFFILIATES. "Company Affiliates" shall have the meaning set forth in
Section 4.12.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Company's common stock, $.10 par value.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall have the meaning set forth in the Preamble to Section 2.

    COMPANY EMPLOYEE PLANS. "Company Employee Plans" shall have the meaning set forth in Section 2.10(a).

    COMPANY OPTION. "Company Option" shall mean any option to purchase capital stock of the Company held by any director, officer or employee of, or consultant to, the Company.

    COMPANY REQUIRED VOTE. "Company Required Vote" shall have the meaning set forth in Section 2.19.

    COMPANY SEC DOCUMENTS. "Company SEC Documents" shall have the meaning set forth in Section 2.4(a).

    COMPANY SHAREHOLDERS' MEETING. "Company Shareholders' Meeting" shall have the meaning set forth in Section 4.5.

    COMPANY STOCK CERTIFICATE. "Company Stock Certificate" shall have the meaning set forth in Section 1.6.

    COMPANY TRIGGERING EVENT. A "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend that the Company's stockholders vote in favor of, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation (by 5 to 2 majority vote) that the Company's stockholders vote in favor of, the Merger or approval or adoption of this Agreement; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of approval and adoption of this Agreement and the Merger; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (v) the Company shall have failed to hold the Company Shareholders' Meeting as promptly as practicable and in any event within 45 days after the definitive Proxy Statement/Prospectus was filed with the SEC; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have published, sent or given to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within ten
(10) business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

    TITAN DEFENSE. "Titan Defense" shall mean Titan Defense Systems Corporation, a Delaware corporation and wholly-owned subsidiary of Parent.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTINUING EMPLOYEE. "Continuing Employee" shall mean any employee of the Company who continues as an employee of the Surviving Corporation or Parent after the Effective Time.

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

    DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Damages shall not include lost profits, lost savings, or other indirect, special, incidental or consequential damages whether such damages are based on tort, contract, or any other legal theory, and even if the Indemnitee has been advised of the possibility of such damages.

    EFFECTIVE TIME. "Effective Time" shall have the meaning set forth in Section 1.3.

    EMPLOYEES. "Employees" shall have the meaning set forth in Section 2.10(a).

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, limited liability company, joint stock company, firm or other enterprise, association, organization or entity.

    ENVIRONMENTAL CLAIM. "Environmental Claim" means any claim, demand, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by any Acquired Corporation, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

    ENVIRONMENTAL LAWS. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

    ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    EXCHANGE RATIO. "Exchange Ratio" shall have the meaning set forth in Section 1.5(b).

    FAR. "FAR" shall have the meaning set forth in Section 2.7(d)(iii).

    FBCA. "FBCA" shall mean the Florida Business Corporation Act.

    GAAP. "GAAP" shall have the meaning set forth in Section 2.4(b).

    GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

    GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor otherwise has or may acquire any right or interest.

    GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, consent, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, city, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, board, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HAZARDOUS MATERIALS. "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section300.5, or defined as such by, or regulated as such under, any Environmental Law.

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    IMPROVEMENTS. "Improvements" shall have the meaning set forth in Section 2.11(a).

    KNOWLEDGE. An individual will be deemed to have "knowledge" of a particular fact or other matter if:

        (a) such individual is actually aware of such fact or other matter; or

        (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

    A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

    LAND. "Land" shall have the meaning set forth in Section 2.11(a).

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    LIABILITIES. "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

    MATERIAL ADVERSE EFFECT. A violation of a representation or warranty or any other matter will be deemed to have a "Material Adverse Effect" on the Company or Parent, as the case may be, if such violation or other matter (considered together with all other matters that would constitute exceptions to such representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's and the other Acquired Corporations', taken as a whole, or Parent's and Parent's subsidiaries, taken as a whole, as the case may be, business, condition, assets, liabilities, operations, financial performance or prospects.

    MATERIAL ACQUIRED CORPORATION CONTRACT. "Material Acquired Corporation Contract" shall have the meaning set forth in Section 2.7(a).

    MERGER SUB. "Merger Sub" shall mean Eagle Acquisition Sub, Inc., a Florida corporation.

    NASDAQ. "Nasdaq" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

    NYSE. "NYSE" shall mean the New York Stock Exchange.

    PARENT. "Parent" shall mean The Titan Corporation, a Delaware corporation.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean Parent's Common Stock, $0.01 par value per share.

    PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall have the meaning set forth in the Preamble to Section 3.

    PARENT REQUIRED VOTE. "Parent Required Vote" shall have the meaning set forth in Section 3.10.

    PARENT SEC DOCUMENTS. "Parent SEC Documents" shall have the meaning set forth in Section 3.3.

    PARENT STOCKHOLDERS' MEETING. "Parent Stockholders' Meeting" shall have the meaning set forth in Section 5.3(a).

    PARENT TRIGGERING EVENT. A "Parent Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Parent shall have failed to recommend that Parent's stockholders vote in favor of, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its unanimous recommendation that Parent's stockholders vote in favor of the Merger or approval or adoption of this Agreement; (ii) Parent shall have failed to include in the Proxy Statement/ Prospectus the unanimous recommendation of Parent's Board of Directors that Parent's stockholders vote in favor of approval and adoption of this Agreement and the Merger; or (iii) Parent shall have failed to hold the Parent Stockholders' Meeting as promptly as practicable and in any event within 45 days after the definitive Proxy Statement/Prospectus was filed with the SEC.

    PAST FINANCIAL STATEMENTS. "Past Financial Statements" shall mean those financial statements of the Company (including footnotes thereto) set forth in
Section 2.4(b).

    PENSION PLAN. "Pension Plan" shall have the meaning set forth in Section 2.10(b).

    PERMITTED ENCUMBRANCES. "Permitted Encumbrances" shall mean (i) any lien for current taxes not yet due and payable; (ii) liens imposed by law, such as mechanics' liens, incurred in good faith in the ordinary course of business;
(iii) zoning restrictions, easements, or other restrictions on real property or irregularities in title that have not and will not (individually or in the aggregate) materially detract from the value of or impair the use of real property, or otherwise have a Material Adverse Effect on the Company; and (iv) minor liens that have arisen in the ordinary course of business and that have not and will not (individually or in the aggregate) materially detract from the value of the assets subject thereto, materially impair the operations of the Company, or otherwise have a Material Adverse Effect on the Company.

    PERSON. "Person" shall mean any individual, Entity or Governmental Body.

    PLAN. "Plan" shall have the meaning set forth in Section 6.6.

    PRE-CLOSING PERIOD. "Pre-Closing Period" shall have the meaning set forth in
Section 4.1.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REAL PROPERTY. "Real Property" shall have the meaning set forth in Section 2.11(a).

    RELEASE. "Release" means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    S-4 REGISTRATION STATEMENT. "S-4 Registration Statement" shall have the meaning set forth in Section 6.4(a).

    SEC. "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SEPTEMBER BALANCE SHEET. "September Balance Sheet" shall have the meaning set forth in Section 2.4(b).

    SUPERIOR PROPOSAL. "Superior Proposal" shall have the meaning set forth in
Section 4.4(a).

    SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning set forth in Section 1.1.

    TAXES. "Taxes" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    WELFARE PLAN. "Welfare Plan" shall have the meaning set forth in Section 2.10(c).

                                   EXHIBIT B
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

OFFICERS*

    Except to the extent otherwise agreed in writing by Parent and the Company, the officers of the Company following the Closing will be the same persons that are officers of the Company immediately prior to the Closing, and such persons will hold the same positions as immediately prior to the Closing.

DIRECTORS

Gene W. Ray
Eric M. DeMarco
Cheryl Barr

------------------------

*Parent intends that following the Closing, John L. Slack will become President and Chief Executive Officer of Titan Defense, and Eric M. DeMarco will be Chief Financial Officer of Titan Defense.

                                   EXHIBIT C
                   FORM OF CONTINUITY-OF-INTEREST CERTIFICATE

                 ("Shareholder") is aware that, pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") dated as of January 5, 1998 among The Titan Corporation, a Delaware corporation ("Parent"); Eagle Acquisition Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and DBA Systems, Inc., a Florida corporation (the "Company"); it is contemplated that Merger Sub will be merged into the Company (the contemplated merger of Merger Sub into the Company being referred to in this Certificate as the "Merger"). As a result of the Merger, it is contemplated that holders of the common stock of the Company ("Company Common Stock") will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of Company Common Stock, and that the Company will become a wholly-owned subsidiary of Parent.

    1. Shareholder represents, warrants and certifies to Parent, Merger Sub and the Company as follows:

        (a) Shareholder currently is the holder of the number of shares of Company Common Stock set forth beneath Shareholder's signature on the signature page hereof (the "Shares"), and did not acquire any of the Shares in contemplation of the Merger.

        (b) Shareholder has not engaged in a Sale (as defined below) of any shares of Company Common Stock in contemplation of the Merger.

        (c) Shareholder has no plan or intention to engage in a sale, exchange, transfer, distribution, redemption or reduction in any way of Shareholder's risk of ownership (by short sale or otherwise), or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale") of more than fifty percent (50%) of the shares of Parent Common Stock to be received by Shareholder in the Merger. (For purposes of the preceding sentence, shares of Company Common Stock (or the portion thereof)
    (i) with respect to which Shareholder will receive consideration in the Merger other than shares of Parent Common Stock (including cash to be received in lieu of any fractional share of Parent Common Stock) and/or (ii) with respect to which a Sale (A) occurred in contemplation of the Merger or
    (B) will occur prior to the Merger, shall be considered shares of Company Common Stock exchanged for shares of Parent Common Stock in the Merger and then disposed of pursuant to a plan.)

        (d) Shareholder is not aware of, or participating in, any plan or intention on the part of the shareholders of the Company to engage in a Sale or Sales of more than fifty percent (50%) of the shares of Parent Common Stock to be received in the Merger. (For purposes of the preceding sentence, shares of Company Common Stock (or the portion thereof) (i) with respect to which a shareholder of the Company receives consideration in the Merger other than shares of Parent Common Stock (including, without limitation, cash received in lieu of a fractional share of Parent Common Stock) or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Company Common Stock exchanged for shares of Parent Common Stock in the Merger and then disposed of pursuant to a plan.)

        (e) Except to the extent written notification to the contrary is received by Parent and the Company from Shareholder prior to the consummation of the Merger, the representations, warranties and certifications contained herein shall be accurate at all times from the date hereof through the date on which the Merger is consummated.

        (f) Shareholder has consulted with such legal counsel and financial advisors as Shareholder has deemed appropriate in connection with the execution of this Certificate.

    2. Shareholder understands that Parent, Merger Sub, the Company, and the Company's shareholders, as well as legal counsel to Parent, Merger Sub and the Company (in connection with rendering their opinions that the Merger will be a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended) will be relying on the accuracy of the representations, warranties and certifications contained herein.

    Shareholder has executed this Certificate on ___________, 1998

                                      Signature: __________

                                      Number of shares of Company

                                      Common Stock owned: __________

                                   EXHIBIT D
              PERSONS EXECUTING CONTINUITY OF INTEREST CERTIFICATE

John L. Slack
Charles B. Robertson
Edward M. Bielski
Dudley J. Gordon
Dr. Richard N. Baney
Ambassador Robert F. Ellsworth
William C. Potter
Dr. Lynn E. Weaver
Thomas J. Boyce, Jr.
Norman J. Wechsler
Kathryn A. Eckstein
James E. Pruitt

                                   EXHIBIT E
            RESIGNING OFFICERS AND DIRECTORS OF THE COMPANY AND THE
                          OTHER ACQUIRED CORPORATIONS

    All officers and directors of the Company and the other Acquired Corporations (subject to the appointments set forth on Exhibit B of this Agreement), except as may otherwise be determined by Parent in its sole discretion prior to Closing.

                                   EXHIBIT F
                              AFFILIATE AGREEMENT

    This Affiliate Agreement (this "Agreement") is entered into as of January 5, 1998, by and between THE TITAN CORPORATION, a Delaware corporation ("Parent"), and the undersigned affiliate ("Affiliate") of DBA SYSTEMS, INC., a Florida corporation (the "Company").

                                    RECITALS

    A. Pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 5, 1998, by and among Parent; Eagle Acquisition Sub, Inc. ("Merger Sub"), a Florida corporation and a wholly-owned subsidiary of Parent; and the Company; Merger Sub will merge with and into the Company (the "Merger").

    B. As a result of the Merger and certain related transactions, the stockholders of the Company will receive shares (the "Shares") of Parent Common Stock (as defined in the Merger Agreement). Affiliate understands that he may be deemed an "affiliate" of the Company as such term is defined in paragraphs (c) and (d) of Rule 145 ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and the Securities and Exchange Commission Accounting Series Release Nos. 130 and 135 (the "Pooling Rules"), as amended, and as such Affiliate may only transfer, sell or dispose of Shares in accordance with Rule 145, this Agreement and the Pooling Rules.

    C. Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, Merger Sub and the Company, and their respective counsel and accounting firms.

                                   AGREEMENT

    NOW, THEREFORE, the parties hereby agree as follows:

    1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

    2.  Affiliate represents, warrants, understands and agrees that:

        (a) Affiliate has full power and capacity to execute and deliver this Agreement and to make the representations, warranties and agreements herein and to perform his obligations hereunder.

        (b) Affiliate has carefully read this Agreement and has discussed with counsel, to the extent Affiliate felt necessary, the requirements, limitations and restrictions on his ability to sell, transfer or otherwise dispose of the Shares he may receive and fully understands the requirements, limitations and restrictions this Agreement places upon Affiliate's ability to transfer, sell or otherwise dispose of such Shares.

        (c) If Affiliate has executed a Continuity of Interest Certificate and/or any other agreement in connection herewith (the "Other Agreements"), he understands and agrees to abide by all restrictions contained therein.

        (d) Affiliate will not, publicly or privately, sell, transfer or otherwise dispose of, or reduce Affiliate's interest in or risk relating to, any Shares held by Affiliate until such time as the financial results covering at least 30 days of post-Closing combined operations of the Company and Parent have been published by Parent (within the meaning of the Pooling Rules).

        (e) Until the earlier of (i) the Closing Date or (ii) the termination of the Merger Agreement, Affiliate will not sell, transfer or otherwise dispose of, or reduce Affiliate's interest in or risk relating to, any Company Common Stock held by Affiliate.

        (f) Subject to Section 2(d) above, Affiliate will not sell, pledge, transfer or otherwise dispose of any of the Shares held by Affiliate unless at such time either (i) such transfer shall be in conformity with the provisions of Rule 145(d) (or any successor rule then in effect), (ii) Affiliate shall have furnished to Parent an opinion of counsel reasonably satisfactory to Parent, to the effect that no registration under the Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition or (iii) a registration statement under the Act covering the proposed offer, sale, pledge, or other disposition shall be effective under the Act.

    3. Affiliate understands and agrees that, except as set forth in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Shares or to take any other action necessary in order to make compliance with an exemption from registration available.

    4. Affiliate further represents that he is the beneficial owner of the Company Common Stock set forth below, or, if not set forth below, that he is not the beneficial owner of any Company Common Stock.

    5. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Parent if Affiliate fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Parent will not have an adequate remedy at law or damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure.

    6. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California.

    7. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties named herein and their respective successors; this Agreement may not be assigned by any party without the prior written consent of Parent. Any attempted assignment not in compliance with this Section 7 shall be void and have no effect.

    8. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          THE TITAN CORPORATION

                                          By:

                                             -----------------------------------

                                          --------------------------------------

                                          [Print Name and Title]

                                          AFFILIATE

                                          --------------------------------------

                                          --------------------------------------

                                          [Print Name, and Title (if
                                          applicable)]

                                          Address:

                                                 -------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Shares of Company Common Stock

                                                             Beneficially Owned:

           ---------------------------------------------------------------------

                                   EXHIBIT G
                    SUBSTANTIVE PROVISIONS OF THE OPINION OF
                                   ARENT FOX

    [Capitalized terms defined as in the Merger Agreement]

    1. Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Acquired Corporations has the corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. To the best of our knowledge, each of the Acquired Corporations is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Corporations.

    2. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, $.10 par value, of which 4,426,562 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are 1,148,488 shares of Company Common Stock held in treasury by the Company and no shares held by any subsidiary of the Company. All of the outstanding shares of capital stock or other securities of the Acquired Corporations other than the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company.

    3. To the best of our knowledge, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Company or any Acquired Corporation is a party or by which the Company or any Acquired Corporation is bound obligating the Company or any Acquired Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or any Acquired Corporation or securities convertible into or exchangeable for shares of capital stock of the Company or any Acquired Corporation, or obligating the Company or any Acquired Corporation to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement, other than as described in the Merger Agreement or the Company Disclosure Schedule.

    4. All corporate action, including approval by the Company's Board of Directors and its shareholders, required to be taken on the part of the Company to authorize the Company to execute, deliver and perform its obligations under the Agreements [which shall be defined as the Merger Agreement and documents executed by the Company in connection therewith] and to consummate the transactions provided for therein has been duly and validly taken. The Agreements have been duly authorized, executed and delivered by the Company and are the valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditor's rights generally and (ii) equitable principles (whether considered at law or in equity).

    5. Neither the execution and delivery of the Agreements by the Company nor the consummation by the Company of the transactions provided for therein (including, without limitation, the Merger) nor the performance by the Company of its obligations thereunder, will (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of the Company, (b) constitute a material default (or with the provision of notice or the passage of time would constitute a material default) under the provisions of any material agreement to which the Company is a party or by which it is bound (as set forth in the Company Disclosure Schedule), or (c) violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to the Company or its assets, excluding in the case of subclauses (b) and (c) such defaults and violations (A) which would not have a Material Adverse Effect on the Acquired Corporations and (B) would not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

    6. No governmental consent, approval, authorization, registration, declaration or filing, or any other Governmental Authorization, is required for the execution and delivery of the Merger Agreement on behalf of the Company or for the Merger except for such consents, approvals or filings where the failure to obtain such consent or approval or make such filing (A) would not have a Material Adverse Effect on the Acquired Corporations and (B) would not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

    7. To the best of our knowledge, there is no action, proceeding or investigation pending or threatened against the Company before any court or administrative agency that challenges or seeks to prohibit the consummation of the transactions contemplated in the Agreements or that, if determined adversely to the Company, may reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    8. Assuming that all necessary corporate actions in respect of the Merger have been duly and validly taken by Parent and Merger Sub, then upon the consummation of the transactions contemplated by the Merger Agreement and the filing of the Articles of Merger with the Secretary of State of the State of Florida as contemplated by the Merger Agreement, the Merger will have been validly effected in accordance with the FBCA.

                                   EXHIBIT H
                     FORM OF OPINION OF COOLEY GODWARD LLP

           , 1998

Eagle Systems, Inc.

Ladies and Gentlemen:

    We have acted as counsel for The Titan Corporation, a Delaware corporation ("Parent"), in connection with the merger of Eagle Acquisition Sub, Inc. ("Merger Sub"), a Florida corporation and a wholly-owned subsidiary of Parent, with and into DBA Systems, Inc., a Florida corporation (the "Company"), pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 5, 1998 among Parent, Merger Sub and the Company (the "Merger Agreement"). We are rendering this opinion pursuant to Section 8.6 of the Merger Agreement. Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

    In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Merger Agreement and the agreements entered into in connection therewith (collectively, the "Agreements") by the various parties, and originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

    In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by Parent and Merger Sub of the Agreements) where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to execute and deliver such documents; that the Company has received all documents that the Company was to receive under the Agreements; that the Agreements are binding upon the Company; that the Company has filed any required state franchise or income tax returns and has paid any required state franchise or income taxes; and that there are no extrinsic agreements or understandings among any of the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder.

    Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion: (i) as to compliance with, or the effects upon obligations arising under the Agreements of, any law, rule or regulation relating to securities or to the sale or issuance thereof; (ii) as to compliance with, or the effects upon obligations arising under the Agreements of, any law, rule or regulation relating to antitrust, trade regulation or unfair competition; or (iii) as to the enforceability of any of the agreements attached as exhibits to the Merger Agreement.

    With regard to our opinion in paragraph 4 below, our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of California; with respect to our opinion regarding the violation of any order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub, we have relied solely upon inquiries of officers of Parent and Merger Sub and have made no further investigation.

    The opinions expressed in paragraphs 2 and 3 below are further qualified by the qualifications, exceptions and limitations set forth in Sections 11, 12, 13 and 14 of the Legal Opinion Accord (1991) adopted by the Section of Business Law of the American Bar Association.

    On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

        1. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        2. Parent has the requisite corporate power and authority to perform its obligations under the Merger Agreement. The execution, delivery and performance of the Merger Agreement by Parent have been duly authorized by all necessary action on the part of Parent's stockholders and Parent's board of directors. The Merger Agreement has been duly and validly executed and delivered by Parent.

        3. The Merger Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to (i) general equity principles and limitations on availability of equitable relief, including specific performance, and (ii) the possible unenforceability of indemnification obligations insofar as they relate to violations of state or federal securities laws (regardless of whether enforceability is considered in a proceeding in equity or at law).

        4. Neither the execution and delivery of the Agreements by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub, as applicable, of the transactions provided for therein nor the performance by Parent and Merger Sub, as applicable, of their respective obligations thereunder, will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, or (b) to our knowledge violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub or their respective assets, excluding in the case of subclause (b) such defaults and violations
    (A) which would not have a Material Adverse Effect on Parent or Merger Sub and (B) would not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreements.

        5. The Parent Common Stock to be issued in connection with the Merger will be, upon issuance pursuant to the terms of the Merger Agreement, validly issued, fully paid and nonassessable.

    This opinion letter and the opinions expressed herein are intended for your benefit and are not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

                                          Very truly yours,

                                          COOLEY GODWARD LLP

                                      H-2